Exhibit 99.2

Yum China Announces CEO Succession Plan

Micky Pant will transition from CEO to Vice Chairman of the Board and Senior Advisor to Yum China; Joey Wat will become Yum China’s CEO

Shanghai, China (October 5, 2017) – Yum China Holdings, Inc. (the “Company” or “Yum China”) (NYSE: YUMC) today announced that its Chief Executive Officer, Micky Pant, will transition to the roles of Vice Chairman of the Board and Senior Advisor to the Company.  Joey Wat, who currently serves as President and Chief Operating Officer of the Company, will succeed Mr. Pant as Chief Executive Officer of Yum China.  The succession plan will take effect on March 1, 2018.

Mr. Pant has served as CEO and a member of the Board of Directors of Yum China since its spin-off from Yum! Brands, Inc. (“YUM”) and, prior to that, served as CEO of Yum! Restaurants China, a division of YUM.  “We are exceptionally grateful to Micky for leading the Company through its spin-off and building a solid foundation as an independent company,” said Dr. Fred Hu, Chairman of the Board. “We thank Micky for his many significant contributions and are pleased that he will be Vice Chairman of the Board and will also continue to serve the Company as its Senior Advisor in order to ensure a seamless transition to Joey.”

“Joey is an extraordinarily talented executive and the ideal leader to become our next CEO,” said Dr. Hu. “Joey has a strong track record of achieving results, and with her unique ability to translate vision and strategy into future world-class operations, I have no doubt that the Yum China business will continue to grow under her strong leadership. Leveraging the unprecedented growth opportunity that China presents, the Board and the Yum China team are confident that she is the best person to take the Company to its next level,” said Mr. Pant.

Ms. Wat has served as the President and Chief Operating Officer of Yum China since February 2017 and she was appointed as a member of the Yum China Board in July 2017.  Ms. Wat joined Yum China in September 2014, first serving as President of KFC China and she was then promoted to Chief Executive Officer of KFC China in August 2015.  Prior to that, Ms. Wat served in both management and strategy positions at AS Watson of Hutchison Group (“Watson”) in the U.K. from 2004 to 2014, including as Managing Director of Watson U.K., which operates Superdrug and Savers. Before joining Watson, Ms. Wat spent seven years in management consulting, including with McKinsey & Company’s Hong Kong office from 2000 to 2003.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally can be identified by the fact that they do not relate strictly to historical or current facts and by the use of forward-looking words such as “expect,” “expectation,” “believe,” “anticipate,” “may,” “could,” “intend,” “belief,” “plan,” “estimate,” “target,” “predict,” “likely,” “will,” “should,” “forecast,” “outlook” or similar terminology. These statements are based on current estimates and assumptions made by us in light of our experience and perception of historical trends, current conditions and expected future developments, as well as other factors that we believe are appropriate and reasonable under the circumstances, but there can be no assurance that such estimates and assumptions will prove to be correct. Forward-looking statements are not guarantees of performance and are inherently subject to known and unknown risks and uncertainties that are difficult to predict and could cause our actual results to differ materially from those indicated by those statements. We cannot assure you that any of our expectations, estimates or assumptions will be achieved. The forward-looking statements included in this press release are only made as of the date of this press release, and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances, except as required by law. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. You should consult our filings with the Securities and Exchange Commission (including the information set forth under the captions “Risk Factors” and “Forward-Looking Statements” in our Annual Report on Form 10-K) for additional detail about factors that could affect our financial and other results.

About Yum China Holdings, Inc.

Yum China Holdings, Inc. is a licensee of Yum! Brands in mainland China. It has exclusive rights in mainland China to KFC, China’s leading quick-service restaurant brand, Pizza Hut, the leading casual dining restaurant brand in China, and Taco Bell, which opened its first restaurant in China at the end of 2016. Yum China also owns the Little Sheep and East Dawning concepts outright. Yum China is well positioned for growth thanks to its strong competitive position, integration of its brands into Chinese popular culture and consumers’ daily lives, expanding geographic footprint in China and existing operational expertise. It has a strong capital position, no external debt and expects to continue growing its system sales and profit by adding new restaurants and through growing same-store sales. Yum China had more than 7,700 restaurants and more than 420,000 employees in over 1,100 cities at the end of August 2017. A new generation of younger consumers who are digitally sophisticated and brand driven are fueling growth in consumption in China. The ongoing growth of the middle class and urban population in China is expected to create the world’s largest market for restaurant brands, with Yum China poised to be the market leader.

Investor Relations Contacts

Yum China Holdings, Inc.

Christie Ju, +86 21 2407 8090

VP Finance, Investor Relations

Elaine Lai, +86 21 2407 8278

Director, Investor Relations

Media Contacts

Forest Liu, +86 21 2407 7505

Director, Public Affairs

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